INDEPENDENT AUDITORS' CONSENT



To The Board of Trustees of
Oppenheimer International Small Company Fund:

     We consent to the use in this Registration Statement of Oppenheimer International Small Company Fund of our report dated October 21, 1997, appearing in the Statement of Additional Information, which is a part of such Registration Statement.



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP

Denver, Colorado
May 6, 1998